Exhibit 10.1

EXECUTION VERSION

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION, QUALIFICATION OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BDCA SENIOR LOAN FUND LLC

LIMITED LIABILITY COMPANY AGREEMENT

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BDCA SENIOR LOAN FUND LLC
LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of January 20, 2021, of BDCA Senior Loan Fund LLC (the “Company”) is entered into by and between Business Development Corporation of America and Cliffwater Corporate Lending Fund (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members desire to form a co-managed limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1               Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Administrative Agent” means Benefit Street Partners L.L.C., a Delaware limited liability company, or a subsequent entity retained by the Company with Prior Board Approval to perform administrative services for the Company.

“Administrative Services Agreement” means the Administrative and Loan Services Agreement between the Company and the Administrative Agent, as amended from time to time with Prior Board Approval.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Limited Liability Company Agreement, as it may from time to time be amended.

“Alternative Investment Vehicle” has the meaning set forth in Section 3.6.

“BDCA” means Business Development Corporation of America, a Maryland corporation, or any Person substituted for BDCA as a Member pursuant to the terms of this Agreement.

“Board” means the Board of Managers of the Company.

“Board Approval” means, as to any matter requiring Board Approval hereunder, the unanimous approval or subsequent ratification by a quorum of the Board.

“Capital Account” means, as to each Member, the capital account maintained on the books of the Company for such Member in accordance with Section 4.1.

“Capital Commitment” means, as to each Member, the aggregate amount set forth in such Member’s Subscription Agreement or Agreements delivered herewith or after the date hereof and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution.

“Capital Contribution” means, as to each Member, the aggregate amount of cash contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member, each as set forth in Section 3.1. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).

“Certificate of Formation” means the certificate of formation for the Company filed under the Act, as amended from time to time.

“Change of Control” means, with respect to any Person, a transaction which causes the owners of such Person as of the date hereof and their Affiliates to own less than fifty percent (50%) of such Person immediately after such transaction. Notwithstanding the foregoing, for purposes of the determination of a Change of Control of Cliffwater, the relevant Person shall be deemed to be Cliffwater.

“Cliffwater” means Cliffwater Corporate Lending Fund, or any Person substituted for Cliffwater as a Member pursuant to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Control” means the power, directly or indirectly, to direct the management or policies of a Person, whether by ownership of securities, by contract or otherwise.

“Default Date” has the meaning set forth in Section 3.3(a).

“Defaulting Member” has the meaning set forth in Section 3.3(a).

“Depreciation” means, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such period, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis and such difference is being eliminated by use of the “remedial method” defined by Section 1.704-3(d) of the Treasury Regulations, Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed by Section 1.704-3(d)(2) of the Treasury Regulations, and (ii) if the Gross Asset Value of any other asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Agent.

“Electing Member” has the meaning set forth in Section 8.3(e).

“Election to Purchase” has the meaning set forth in Section 8.3(e).

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“ERISA” the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Plan” a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including, without limitation, those borne by the Company under the Administrative Services Agreement and the Organization Costs.

“Fiscal Year” means the accounting period of the Company ending on December 31 of each year.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, local or foreign governmental or quasi-governmental entity, agency or regulatory body.

“Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)       the Gross Asset Value of any asset contributed by a Member to the Company is the Value of such asset as determined in accordance with Section 9.5 at the time of contribution;

(ii)       the Gross Asset Value of all Company assets shall be adjusted to equal their respective Values determined in accordance with Section 9.5, including as of the following times: (A) the acquisition of any additional interests in the Company by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an additional interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; or (D) at such other times as are permitted under the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii)       the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Value of such asset on the date of distribution as determined in accordance with Section 9.5.

If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to subparagraph (i) or (ii) of the foregoing definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

“Indemnified Loss” has the meaning set forth in Section 6.12(a).

“Investment” means an investment of any type held, directly or indirectly, other than interests in Subsidiaries.

“Investor Laws” has the meaning set forth in Section 7.2(b).

“Manager” means each Person elected, designated or appointed to serve as a member of the Board.

“Member” and “Members” have the meaning set forth in the recitals and also includes any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.

“Member List” has the meaning set forth in Section 2.7.

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company in connection with the formation and capitalization of the Company, and the preparation by the Company to commence its business operations, including, without limitation, reasonable and documented (i) fees and disbursements of legal counsel to the Company, (ii) accountant fees and other fees for professional services and (iii) travel costs and other out-of-pocket expenses; provided that each Member shall bear its own expenses in connection with the drafting and negotiation of this Agreement, the Administrative Services Agreement and any other documentation prepared in connection with the initial offering of interests in the Company (and the Company shall not bear any expenses in connection with any such documentation).

“Partnership Representative” has the meaning set forth in Section 6.13(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, Governmental Authority or other entity, including a subsidiary of a Member.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities or obligations (including senior debt instruments, including investments in senior loans, senior debt securities and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities or similar securities or instruments) that are the subject of such Investment. For the avoidance of doubt, Subsidiaries are not Portfolio Companies.

“Prior Board Approval” means, as to any matter requiring Prior Board Approval hereunder, the unanimous prior approval of a quorum of the Board.

“Proceeding” has the meaning set forth in Section 6.12(a).

“Profits” and “Losses” mean, for each Fiscal Year (or other applicable period), an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)       Income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(ii)       Expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(iii)      In the event the Gross Asset Value of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(iv)     Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(v)       In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period computed in accordance with the definition thereof.

(vi)     To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii)     Any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

(viii)    The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Proportionate Share” means, as to any Member, the percentage that its Capital Account represents of all Capital Accounts.

“Revolving Credit Investment” means any revolving credit facility or similar credit facility provided by the Company, directly or indirectly, to a Portfolio Company; provided that in the case of any such credit facility provided or acquired indirectly through another entity which is not wholly owned by the Company, the Revolving Credit Investment shall be the Company’s proportionate share thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Subscription Agreement” means any subscription agreement entered into by a Member in respect of its Capital Commitment.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Temporary Advance” has the meaning set forth in Section 3.2(a).

“Temporary Advance Rate” means, with respect to any period, the rate equal to (i) five percent (5.0%) per annum, multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided that (A) the Temporary Advance Rate for any Temporary Advance outstanding for less than four days shall equal zero and (B) the Board may adjust such Temporary Advance Rate from time to time.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer.

“Treasury Regulations” means all final and temporary U.S. federal income tax regulations, as amended from time to time, issued under the Code by the United States Department of the Treasury.

“Value” means, as of the date of computation with respect to an asset of the Company or any asset to be acquired by the Company, the value of such asset determined in accordance with Section 9.5.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1              Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2              Company Name. The name of the Company shall be “BDCA Senior Loan Fund LLC,” or such other name as approved by Board Approval.

Section 2.3               Place of Business; Agent for Service of Process.

(a)                The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, or such other place as the Board may designate. The name of Company’s registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.

(b)              The initial principal business office of the Company shall be at 9 West 57th Street, 49th Floor, Suite 4920, New York, New York 10019.

Section 2.4               Purpose and Powers of the Company.

(a)                The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly through Subsidiaries or other Persons, in Portfolio Companies primarily through senior secured loans, and to a lesser extent, mezzanine loans, unsecured loans, bonds and equity of predominantly private U.S. middle-market companies, including broadly syndicated loans, and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b)                Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c)                The Company may enter into and perform Subscription Agreements among the Company and each Member, without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement (other than Section 3.1 hereof), the Act or any other applicable law, rule or regulation.

Section 2.5               Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.

Section 2.6             Liability of Members. Except as expressly provided in this Agreement, a Member shall have no liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company other than as may be expressly required by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members, in their capacities as such, shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.

Section 2.7               Member List. The Administrative Agent shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

ARTICLE 3
COMPANY CAPITAL AND INTERESTS

Section 3.1               Capital Commitments. Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars, or, with Prior Board Approval, other property. The value of any such property as of the time of contribution will be determined by the Board prior to the date of contribution of such property.

Following Prior Board Approval of an Investment or a Capital Contribution, the Administrative Agent shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that notice shall be provided no less than three (3) business days prior to the payment date). The Capital Commitments of Members may be modified from time to time upon Prior Board Approval. Capital Contributions shall be made (i) pro rata based on the unfunded portions of the Members’ Capital Commitments or, (ii) upon Prior Board Approval, in such other proportion as the Board may set.

Unless determined otherwise by Prior Board Approval, Capital Contributions made in cash which are not used within ninety (90) days shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3.

Section 3.2               Temporary Advances.

(a)                A Member may (i) with the written consent of the other Member, make loans to temporarily fund the Company in order to temporarily fund the Company or to make Investments until Capital Contributions are made by the Members as set forth in Section 3.1 or (ii) with Prior Board Approval, contribute property with a fair market value in excess of such Member’s required Capital Contribution on such date (such loan or the amount of such excess, a “Temporary Advance”).

(b)               At the time of any Capital Contribution pursuant to Section 3.1, without any further approval by the Board or any Member, an amount equal to any outstanding unreturned Temporary Advance, plus interest at the Temporary Advance Rate, shall be repaid to the Member who made such Temporary Advance from the other Member’s Capital Contribution. At the time of any distribution pursuant to Section 5.1(d), any outstanding unreturned Temporary Advances, plus interest at the Temporary Advance Rate, shall be paid as set forth in Section 5.1(d)(i).

Section 3.3               Defaulting Members.

(a)              Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) days after written notice from the other Member (the “Default Date”) that such payment is overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if such failure has not been cured in full within such ten (10) day period:

(i)                 collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have to collect such portion; and

(ii)               upon thirty (30) days’ written notice (which period may commence during the ten (10)-day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article 8.

Except as set forth below, the non-defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b)              Notwithstanding any provision of this Agreement to the contrary,

(i)                 a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred;

(ii)               a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default; and

(iii)             the Company shall not make new Investments after the Default Date until the default is cured.

Section 3.4               Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.5               Admission of Additional Members.

(a)                The Members may, with Prior Board Approval, (i) admit additional Members upon terms approved by Prior Board Approval, (ii) permit existing Members to make additional Capital Contributions to the Company, and (iii) admit a substitute Member in accordance with Section 7.1.

(b)               Each additional Member shall execute and deliver a written instrument satisfactory to each of the existing Members whereby such Member shall become a party to this Agreement, as well as a Subscription Agreement and any other documents reasonably required by the existing Members. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of or the increase in the interest of any Member as herein provided, the Administrative Agent is hereby authorized to update the Member List, as required, to reflect such admission or increase.

Section 3.6               Alternative Investment Vehicle. Based on legal, tax, regulatory and other structuring considerations, in connection with particular Investments, the Company may, with Prior Board Approval, create one or more parallel partnerships, corporations or other entities (each, an “Alternative Investment Vehicle”) for purposes of making, holding and disposing of one or more Investments. One or more of the Members shall be required to provide capital directly to each such Alternative Investment Vehicle to the same extent, for the same purposes and on the same terms and conditions as the Members are required to provide capital to the Company and such capital shall reduce the unfunded Capital Commitment to the same extent as if made to the Company. The terms of any Alternative Investment Vehicle, including the terms with respect to management and control of the Alternative Investment Vehicle, shall be substantially similar in all material respects to those of the Company; provided, that, such terms may vary based on the structure of the relevant transaction, legal, tax and regulatory considerations. Any such Alternative Investment Vehicle will be structured in a manner whereby the Members participating in such Alternative Investment Vehicle shall bear the incremental costs of the alternative arrangement (including taxes). The governing documents of any Alternative Investment Vehicle shall provide for the limited liability of the Members to the same extent in all material respects as is provided to the Members under this Agreement. If a Member fails to provide all or a portion of its required capital to an Alternative Investment Vehicle on the applicable drawdown date (unless such Member is excused from providing such capital by the governing documents of such Alternative Investment Vehicle), the other Member shall be entitled to pursue any and all remedies set forth in Section 3.3 in addition to any applicable provisions of the governing documents of the Alternative Investment Vehicle.

ARTICLE 4

ALLOCATIONS

Section 4.1               Capital Accounts.

(a)                An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contributions, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. For U.S. federal income tax purposes, Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b)               Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member or a non-pro rata Capital Contribution made in accordance with Section 3.1, (iii) the liquidation of the Company, or (iv) any period which is determined by Board Approval to be appropriate.

Section 4.2               Allocations. Profit or Loss shall be allocated among the Members as provided by this Section 4.2. Loss (after taking into account any interest expense incurred on Temporary Advances) shall be allocated among the Members pro rata in accordance with their Capital Accounts. Profit shall be allocated among the Members (i) first, pro rata until the cumulative amount of Profit allocated to a Member (or any transferee of any Member) equals the cumulative amount of Loss previously allocated to such Member (or any transferee of such member) and (ii) thereafter pro rata in accordance with the Members’ respective Proportionate Shares. Notwithstanding the foregoing, the Board may specifically allocate Profit and Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) if the Board reasonably determines that any such special allocation is necessary to give economic effect to Articles 5 and 8 or other relevant provisions of this Agreement.

Section 4.3               Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of an interest in the Company, or between any Members whose relative interests in the Company have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by Prior Board Approval. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution.

Section 4.4               Income Taxes and Tax Capital Accounts.

(a)                The Company shall be treated as a partnership for U.S. federal income tax purposes.

(b)               Except as otherwise provided in Section 4.4(c), each item of taxable income, gain, loss, deduction or credit shall be allocated in the same manner as the corresponding book item is allocated pursuant to Section 4.2.

(c)              In the event of any variation between the adjusted tax basis and Value of any Company property reflected in the Members’ Capital Accounts maintained for U.S. federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations, or the successor provisions of such Code Section or applicable Treasury Regulations. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3 shall be considered a tax election requiring Prior Board Approval.

ARTICLE 5
DISTRIBUTIONS

Section 5.1               General.

(a)                Unless determined otherwise by Prior Board Approval, the Company shall make quarterly distributions in an amount approximating the Company’s estimated ordinary income for such quarter (subject to Expenses and maintenance of appropriate reserves), shared among the Members as set forth in Section 5.1(d) below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.

(b)                Unless determined otherwise by Prior Board Approval, distributions to the Members on an annual basis shall equal the sum of no less than: (i) 98% of the Company’s ordinary income (as defined in Section 4982 of the Code and applied as though the Company were a regulated investment company) for such calendar year plus (ii) 98.2% of the Company’s capital gain net income (as defined in Section 4982 of the Code (both long-term and short-term) and applied as though the Company were a regulated investment company) for the one-year period ending on October 31 of the calendar year, in each case calculated assuming that the Company had qualified to be taxed as a regulated investment company under the Code.

(c)                The Company, with Prior Board Approval, may determine to make one or more distributions, from time to time, in addition to those required by Section 5.1(a) and (b) hereof from available cash or cash equivalents received from one or more Investments (whether from principal repayment or otherwise and after reduction as provided by Section 5.2 and Section 5.3).

(d)                Any distribution under this Section 5.1 shall be made as follows:

(i)                First, to pay any Temporary Advances that have been outstanding for a period of 30 days or more and any interest accrued thereon; and

(ii)               Second, to the extent of all available cash or cash equivalents after distributions pursuant to Section 5.1(d)(i), to the Members in accordance with their respective Proportionate Shares.

Section 5.2               Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

Section 5.3               Certain Limitations. Notwithstanding the foregoing provisions:

(a)                In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b)                Without Prior Board Approval, the Company shall not make in-kind distributions. Distributions of securities and of other non-cash assets of the Company upon such Prior Board Approval shall only be made pro rata to all Members (in proportion to their respective Capital Accounts) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.5.

ARTICLE 6
MANAGEMENT OF COMPANY

Section 6.1               Management Generally; Delegation of Authority.

(a)                The management of the Company and its business and affairs shall be vested in the Board. The Board shall act as the “manager” of the Company for the purposes of the Act, and the Members shall not manage or control the business and affairs of the Company except for situations in which the approval of all or certain Members is required by this Agreement or by non-waivable provisions of applicable law. Matters requiring Prior Board Approval or Board Approval are set forth in further detail in Schedule I hereto, which is incorporated by reference herein.

(b)               The Company shall enter into the Administrative Services Agreement, attached as Exhibit A hereto, with the Administrative Agent on the date hereof. Pursuant to the Administrative Services Agreement, certain loan servicing, accounting, valuation, reporting, financial, tax-related and other administrative functions are delegated to the Administrative Agent. The Members agree that, notwithstanding anything to the contrary herein, the Administrative Services Agreement shall not require Prior Board Approval and is hereby approved by the Members; provided that any amendments to the Administrative Services Agreement after the date hereof shall require Prior Board Approval. The function of the Administrative Agent shall be non-discretionary and administrative only. All functions and discretionary authority not expressly delegated to the Administrative Agent under this Agreement or the Administrative Services Agreement shall be reserved by the Board and may be delegated to the Administrative Agent or another Person from time to time, it being understood that the Board may not delegate its authority to approve the items set forth on Schedule I.

Section 6.2               Board of Managers.

(a)              The Members may determine at any time by mutual agreement the number of Managers to constitute the Board and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Managers; provided that at all times each Member has an equal number of Managers on the Board. The initial number of Managers shall be four (4), and each Member shall elect, designate or appoint two (2) Managers. Each Manager elected, designated or appointed by a Member shall hold office until a successor is elected and qualified by such Member or until such Manager’s earlier death, resignation, expulsion or removal. A Manager need not be a Member.

(b)              Subject to matters requiring Board Approval and Prior Board Approval, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 6.3               Meetings of the Board of Managers. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Manager on not less than 24 hours’ notice to each Manager by telephone, facsimile, mail, email or any other similar means of communication, with such notice stating the place, date and hour of the meeting (and the means by which each Manager may participate by telephone conference or similar communications equipment in accordance with Section 6.5 hereof) and the purpose or purposes for which such meeting is called. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.4               Quorum; Acts of the Board.

(a)               At all meetings of the Board: (i) the presence of two (2) Managers shall constitute a quorum for the transaction of business, provided that at least one (1) Manager is present that was elected, designated or appointed by each Member; (ii) the presence of three (3) Managers shall constitute a quorum for the transaction of business, provided that, the Manager that was elected, designated or appointed by the Member with only one (1) Manager present shall be entitled to cast two votes on each matter and (iii) the presence of four (4) Managers shall constitute a quorum, provided that, two (2) Managers are present that were elected, designated or appointed by each Member. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)              Every act or decision done or made by the Board shall require the unanimous approval of all Managers present at a meeting duly held at which a quorum is present. The Company shall not have the authority without Prior Board Approval to approve or undertake any item set forth in Section 1 of Schedule I hereto (as such schedule may be amended from time to time with Prior Board Approval). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote if all Managers entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 6.5               Electronic Communications. Managers may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

Section 6.6              Compensation of Managers; Expenses. The Managers will not receive any compensation or reimbursment of out-of-pocket expenses. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

Section 6.7               Removal and Resignation of Managers; Vacancies. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated or appointed such Manager. Any Manager may resign at any time by giving written notice to the Board. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 6.7 shall be filled solely by the action of the Member who previously elected, designated or appointed such Manager in order to fulfill the Board composition requirements of Section 6.2(a).

Section 6.8               Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement, a Manager may not bind the Company.

Section 6.9               Duties of the Board and Members. The Managers shall be entitled to act in their own respective interests and shall not, by virtue of such position with the Company, be deemed to have fiduciary or other duties to the Company, the Members or any agents thereof. To the extent that, at law or in equity, a Manager of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual. Members and Managers shall owe no fiduciary or other duties to the Company except for the duties of good faith and fair dealing.

Section 6.10            Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, an officer or any other Person delegated by Board Approval or Prior Board Approval, as applicable, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek Board Approval or Prior Board Approval as set forth in this Agreement.

Section 6.11            Members’ Outside Transactions; Investment Opportunities.

(a)                Neither the Administrative Agent nor its Affiliates, nor any Member, shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(b)                Subject to the foregoing provisions of this Section 6.11 and other provisions of this Agreement, each of the Members, the Administrative Agent and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom. Affiliates of the Members may manage and administer other investment funds and other accounts with similar or dissimilar mandates and may manage or administer additional funds and other accounts in the future.

Section 6.12            Indemnification.

(a)                Subject to the limitations and conditions as provided in this Section 6.12, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a Manager, or a representative, officer, director or employee thereof, shall be indemnified, defended and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each, an “Indemnified Loss”), unless such Indemnified Loss shall have been primarily the result of bad faith, gross negligence, fraud, willful misrepresentation or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Indemnified Loss to the extent resulting from such bad faith, gross negligence, fraud, willful misrepresentation or intentional misconduct. Indemnification under this Section 6.12 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.12 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.12 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.12 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud, willful misrepresentation or intentional misconduct. In addition, any Person entitled to indemnification under this Section 6.12 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel. Each Person seeking indemnification pursuant to this Section 6.12(a) shall provide notice of any potential Indemnified Loss to each Member.

(b)               The right to indemnification conferred in Section 6.12(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.12(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.12.

(c)               The Company, with Prior Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.12(a) and (b).

(d)               The right to indemnification and the advancement and payment of expenses conferred in this Section 6.12 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.12 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e)                No Member shall be required to contribute additional capital to the Company to allow the Company to meet the Company’s indemnification obligations under this Section 6.12 unless such obligation cannot be satisfied out of the liquid assets and insurance of the Company.

(f)                The indemnification rights provided by this Section 6.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.12.

(g)               The Members, Managers and their respective Affiliates shall have no liability to the Company or to any other Member for any loss suffered by the Company which arises out of any action or inaction of the Member, Manager or Affiliate if such Member, Manager or Affiliate, in good faith, determined that such course of conduct was in the best interests of the Company and if such course of conduct did not constitute fraud, gross negligence or willful misconduct of such Member, Manager or Affiliate and did not constitute intentional or criminal wrong-doing, provided, however, that for the avoidance of doubt, the Members, Managers and their respective Affiliates shall not be exculpated from breaches of this Agreement.

Section 6.13            Partnership Representative.

(a)               BDCA shall act as the “partnership representative” of the Company for purposes of Section 6223(a) of the Code (and in any similar capacity under applicable state or local tax law) and a “designated individual” that is subject to the control of BDCA will be appointed by the Company through whom the partnership representative will act (individually and collectively referred to as the “Partnership Representative”), and, subject to certain matters requiring Prior Board Approval or otherwise specifically provided for in this Agreement, shall have sole discretion to make or refrain from making any election or otherwise act on behalf of the Company in any audit proceeding involving the Company. The Partnership Representative shall promptly advise each Member of any tax proceedings with respect to the Company and keep each Member reasonably informed of any material developments of any such proceedings. All reasonable out-of-pocket expenses incurred by the Partnership Representative shall be paid or reimbursed by the Company. Each Member (or former Member) agrees to indemnify the Company for any taxes (and related interest, penalties or other charges or expenses) payable by the Company and attributable to such Member’s (or former Member’s) interest in the Company, as determined by the Board. The obligations hereunder shall survive the withdrawal of any Member, the winding up or dissolution of the Partnership, or both.

(b)               Each other Member agrees to furnish the Partnership Representative such information as may be required for the Company to comply with any tax accounting, withholding and reporting obligation, including (but not limited to) any obligation to make mandatory basis adjustments to Company property pursuant to Section 754 of the Code.

(c)               Each other Member agrees that any action taken by the Partnership Representative in connection with audits by federal or state taxing authorities of the Company in accordance with applicable law shall be binding upon such Member and each such Member further agrees that such Member shall not without notice to the Partnership Representative treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return.

ARTICLE 7
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.1               Transfers by Members.

(a)                No Member may transfer its interest in the Company without Prior Board Approval. Notwithstanding the foregoing, without Prior Board Approval, (i) a Member may Transfer its Entire Interest to an Affiliate of such Member; provided that either (1) such transferee provides evidence reasonably satisfactory to the Company of its financial capacity to meet the obligations of the transferring Member under this Agreement and any Subscription Agreement to which the transferring Member is a party or (2) the transferring Member remains liable for its Capital Commitment and its obligations hereunder and (ii) any Member may make a transfer in accordance with Section 8.3(e), in each case if such Transfer is otherwise in accordance with the requirements of this Section 7.1.

(b)                No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Member to show such Transfer is in accordance with this Section 7.1.

(c)                Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, provided the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Member, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Member whereby such transferee becomes a party to this Agreement.

(d)               In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of such Member shall, upon written notice to the other Member of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.

(e)               Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(f)                As additional conditions to the validity of any Transfer of a Member’s interest, such Transfer shall not:

(i)               violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii)              cause the Company to be required to register as an “investment company” under the 1940 Act;

(iii)             result in the Company being classified as a “publicly traded partnership” under the Code;

(iv)            unless the other Member waives in writing the application of this clause (iv) with respect to such Transfer (which the other Member may refuse to do in its absolute discretion), be to a Person which is an ERISA Plan; or

(v)                cause the Company or the other Member to be in violation of, or effect an Transfer to a Person that is in violation of, applicable Investor Laws.

The non-Transferring Member may require reasonable evidence as to the foregoing, including, without limitation, an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported Transfer as to which the conditions set forth in clauses (i) through (v) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any Transfer or proposed Transfer.

Section 7.2               Withdrawal by Members. Members may withdraw from the Company only as provided by this Agreement.

(a)                Notwithstanding any provision contained herein to the contrary, if the Company is required to register as an investment company under the 1940 Act or the Member’s investment in the Company would be required to be consolidated by such Member, either Member may, upon written notice to the other Member, withdraw from or reduce (in accordance with the provisions of clause (c) below) its interest in the Company (including its Capital Commitment).

(b)                Notwithstanding any provision herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that any contribution or payment such a Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that such Member is in violation of, any law or regulation to which the Company, a Member, or such Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”) and which violation would reasonably be expected to have a material adverse effect on the Company, such Member shall, upon written notice from the other Member, withdraw from the Company in accordance with the provisions of Section 7.2(c). Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(b), but in no event later than ten (10) business days after such request.

(c)                If a Member partially withdraws its interest in the Company pursuant to this Section 7.2, it shall receive, in full payment for such withdrawn interest from first cash and cash equivalents available for distribution pursuant to Article 5, the sum of the portion of the Capital Account attributable to such withdrawn interest (adjusted to reflect the Value of the Company as determined as of the date of the last quarterly valuation pursuant to Section 9.5).  If a Member withdraws its entire interest in the Company pursuant to this Section 7.2, then the Company shall terminate as provided by Article 8.

ARTICLE 8
TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1               Term. Except as provided in Section 8.2, the Company shall continue without dissolution until all Investments are liquidated by the Company.

Section 8.2               Dissolution. The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following events:

(a)                the expiration of the term of the Company determined pursuant to Section 8.1;

(b)               distribution of all assets of the Company;

(c)               (i) the full withdrawal of a Member of the Company pursuant to Section 7.2, or (ii) a bankruptcy, insolvency, dissolution or liquidation of a Member, or (iii) the making of an assignment for the benefit of creditors by a Member, or (iv) a default under Section 3.3 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.3, in each case of clauses (ii) through (iv) above at the election of the other Member by providing written notice of such election;

(d)               a determination by the Company’s independent certified public accountant retained pursuant to Section 9.2, the SEC or other authority to subject a Member’s participation in the Company to an accounting, regulatory, reporting or tax treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, or a change by the SEC of any assent it may have granted regarding such Member’s interest in the Company or the terms of such assent or its conclusions regarding the accounting or reporting treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, in each case at the election of such Member by providing written notice of such election to the other Member;

(e)               the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs; or

(f)                a written notice by a Member to the other Member to dissolve the Company, which notice shall become effective as stated therein but no less than ninety (90) days after delivery (unless the other Member waives such notification requirement); provided, however, that the Member(s) not requesting dissolution shall have the right to purchase the other Member’s Entire Interest at fair value in accordance with Section 8.3(e), and the Company will not be required to dissolve as a result thereof subsequent to such purchase.

Section 8.3               Wind-down.

(a)               Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Board in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided that in the case of a dissolution and winding up of the Company pursuant to Sections 8.2(c)(ii)–(iv) or 8.2(d), the Member that elects such dissolution and winding up (or in the case of a full withdrawal of a Member under Section 8.2(c)(i), the non-withdrawing Member) may elect further, by written notice to the other Member, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Board would have during the term of the Company.

(b)               From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) satisfying funding or other obligations with respect to all Investments made prior to such effective date, including any ongoing funding obligations relating to Revolving Credit Investments. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c)               Distributions to the Members during the winding down of the Company shall be made no less frequently than monthly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Prior Board Approval (or in the event of a dissolution and winding up of the Company pursuant to Sections 8.2(c) or 8.2(d), by a Member that has elected to act as liquidating agent pursuant to Section 8.3(a)) to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including without limitation contingent obligations) of the Company. Unless waived by Prior Board Approval, the Company also shall withhold five percent (5%) of distributions in any calendar year during which the Company is winding down, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d)              Upon dissolution of the Company, final allocations of all items of Company Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i)                 To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii)                To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii)               To establish any reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv)                The balance, if any, to the Members in accordance with Section 5.1(d).

(e)               Notwithstanding the foregoing, upon the occurrence of an event described in Sections 8.2(c)(ii)–(iv) or 8.2(d), the Member that may elect a dissolution and winding up (or in the case of a full withdrawal of a Member under Section 8.2(c)(i), the non-withdrawing Member) (such Member, the “Electing Member”) may elect alternatively by written notice to the other Member, for a period of fifteen (15) business days following the occurrence of such event, to purchase the other Member’s Entire Interest or designate a third party to effect such purchase (such election, the “Election to Purchase”). The purchase price for such Entire Interest shall be payable in cash within ninety (90) days after the Election to Purchase is delivered to the other Member, and shall be equal to the Capital Account of the other Member adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.5. Each Member hereby agrees to sell its Entire Interest to the Electing Member or the third party designated by the Electing Member at such price if the Election to Purchase is timely exercised by the Electing Member. If the Electing Member does not exercise the Election to Purchase within the 15-business day period set forth in this Section 8.2(e) or if the Electing Member or its third-party designee does not purchase the other Member’s Entire Interest within ninety (90) days after the Election to Purchase is delivered to the other Member, then the Election to Purchase shall terminate and (i) in the case of a full withdrawal by a Member under Section 8.2(c)(i), the other Member shall withdraw its Entire Interest pursuant to Section 8.2, and the Company shall terminate as provided by Article 8 or (ii) in the case of the occurrence of an event described Section 8.2(c)(ii)-(iv) or Section 8.2(d), the Electing Member shall retain the option to elect the dissolution of the Company pursuant to Section 8.2(c) or Section 8.2(d), as applicable. After any purchase pursuant to an Election to Purchase, the other Member shall no longer be a member of the Company, and the Electing Member, or third party designee of the Electing Member that has consummated the purchase, may dissolve or continue the Company as it may determine.

(f)                In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, the other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(g)               Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9
ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1               Books and Accounts.

(a)               Complete and accurate books and accounts shall be kept and maintained for the Company at its principal business office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1, and for U.S. federal income tax purposes the Members shall cause the Administrative Agent to maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b)              All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Board Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Section 9.2               Financial Reports; Tax Return.

(a)               The Company shall engage an independent certified public accountant selected and approved by Prior Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. As soon as practicable, but no later than ninety (90) days, after the end of such fiscal year, the Board shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.6, to each Member and to each former Member who withdrew during such fiscal year:

(i)                 audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, statement of cash flows and statement of changes of members’ interests, together with the report thereon of the Company’s independent certified public accountant, which annual financial statements shall be approved by Prior Board Approval;

(ii)               a statement of holdings of securities of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account;

(iii)               to the extent that the requisite information is then available, a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account as of the end of such fiscal year; and

(iv)              such other financial information and documents respecting the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its federal and state income tax returns.

(b)               The Members shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year.

(c)               As soon as practicable, but in no event later than forty-five (45) days, after the end of each of the first three fiscal quarters of a fiscal year, the Board shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.6, to each Member (i) unaudited financial information with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

(d)               The Company shall provide to each Member, on a monthly basis, the loan tape consisting of customary financial information and credit statistics for each loan and Portfolio Company.

Section 9.3               Tax Elections. The Company may, by Prior Board Approval, but shall not be required to, make any election pursuant to the provisions of Sections 754, 6221(b), or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.4               Confidentiality.

(a)               Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the other Member, the other Member’s investment adviser, if applicable, the Administrative Agent or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that:

(i)                 Members may disclose any such information as may be required by law in connection with their filings with the SEC;

(ii)               any Member may include in its marketing materials summary information regarding loans to Portfolio Companies, including borrower names and financial terms, and aggregated return or other similar information on the performance of such loans, (A) with the prior written approval of the other Member or (B) solely to the extent that the information in such marketing materials is contained in, or can be reasonably derived from, the SEC filings of the other Member; and

(iii)              any Member may provide financial statements, tax returns and other information contained therein: (1) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors, administrators, trustees, members of their board of directors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (2) to bona fide potential transferees of such Member’s interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (3) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (5) in order to enforce rights under this Agreement.

(b)               Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates. Without limitation to the foregoing, neither party shall engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information received from the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates.

(c)               To the extent permitted by applicable law, and notwithstanding the provisions of this Article 9, each of the Company, each Member, each Member’s investment adviser, the Administrative Agent or any of their Affiliates may, in its reasonable discretion, keep confidential from the other Member information to the extent such Person reasonably determines that: (i) disclosure of such information to such Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company; or (ii) such Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Company, each Member, the Administrative Agent or any of their Affiliates shall promptly provide to the other Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(d)               The Members: (i) acknowledge that the Company, BDCA, Cliffwater, the Administrative Agent, their Affiliates, and their respective direct or indirect members, partners, managers, officers, investment advisors, directors and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Company or the Members.

(e)               Without the prior written consent of the other Member, a Member shall not (and shall not cause its Affiliates or any other person acting on its behalf to) directly or indirectly, use the other Member’s name (or any derivations thereof) in a public statement or suggest there is any relationship between the Members; provided that the Members agree that each Member may disclose the identity of the other Member as the other party to this Agreement in connection with its filings with the SEC.

Section 9.5               Valuation.

(a)               Valuations shall be made as of the end of each fiscal quarter, upon the date of the exercise of the Election to Purchase, upon liquidation of the Company and at such other times as may be reasonably requested by a Member, in accordance with the following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with BDCA’s valuation guidelines as of the date hereof and as may be amended or modified from time to time):

(i)                 Within ten (10) days after the date on which valuations are delivered to the Administrative Agent, the Administrative Agent shall deliver to the Board a report as to the recommended valuation, and provide the Managers with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii)                If the recommended valuation as of such date is approved by Prior Board Approval, then the valuation that has been approved shall be final.

(iii)               If there is an objection to the recommended valuation by the Board, then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made), and shall determine a valuation of such asset(s) consistent with the valuation as of such date by the approved valuation expert, and such valuation shall be final. For this purpose, a valuation of an asset as of such date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of such date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by Prior Board Approval or has been referenced as the independent valuation consultant of the Company in a previous valuation report by the Administrative Agent without objection by any Manager.

(iv)              Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Company, for the expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.

(v)                No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b)              All valuations shall be made in accordance with the foregoing and shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

ARTICLE 10
MISCELLANEOUS PROVISIONS

Section 10.1            Power of Attorney.

(a)               Each Member irrevocably constitutes and appoints BDCA the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file any of the following:

(i)                 Any certificate or other instrument (i) which may be required to be filed by the Company under the laws of the United States, the State of Delaware, or any other jurisdiction, or (ii) which BDCA shall deem advisable to file; provided that no such certificate or instrument shall have the effect of amending this Agreement other than as permitted hereby;

(ii)               Any amendment or modification of any certificate or other instrument referred to in this Section 10.1; and

(iii)              Any agreement, document, certificate or other instrument which any Member is required to execute in connection with the termination of such Member’s interest in the Company and the withdrawal of such Member from the Company, or in connection with the reduction of such Member’s interest in the Company, in each case in accordance with the terms of this Agreement, which such Member has failed to execute and deliver within ten (10) days after written request by BDCA.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity and assignment by such Member of its interest in the Company; provided, however, that if a Member shall assign all of its interest in the Company and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Member, such power of attorney shall survive such assignment only for the purpose of enabling each attorney-in-fact to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

(b)               Each Member agrees to execute, upon five (5) business days’ prior written notice, a confirmatory or special power of attorney, containing the substantive provisions of this Section 10.1, in a form satisfactory to BDCA.

Section 10.2            Governing Law; Jurisdiction; Jury Waiver; Waiver of Partition. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the County of New York and of the U.S. District Court for the Southern District of New York.

THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 10.3            Certificate of Formation. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company.

Section 10.4            Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including legal holidays, and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 10.5            Waivers.

(a)               No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by Prior Board Approval, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b)               Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by Prior Board Approval, and any such approval or consent shall be binding on all Members.

Section 10.6            Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 10.7            Construction.

(a)                The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)                As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)                The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)                References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.

(e)                Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(f)                 Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(g)                Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as otherwise specified in this Agreement or in the Administrative Services Agreement.

Section 10.8            Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 10.9            Further Assurances.

(a)                The Members agree to execute such other instruments and documents and take such other actions as may be required by law or which a Member or the Board deems reasonably necessary or appropriate to carry out the intent of this Agreement.

(b)                Each Member shall directly bear all of its own fees and expenses associated with the preparation, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby.

Section 10.10          Legal Counsel. Schedule II is incorporated by reference herein.

Section 10.11          Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 10.12            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.13          Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.14         Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.15        Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:	/s/ Nin K. Baryski
Name:	Nina K. Baryski
Title:	Chief Financial Officer

Cliffwater Corporate Lending Fund

By:	/s/ Steven Nesbitt
Name:	Steven Nesbitt
Title:	President

[Signature Page to Limited Liability Company Agreement]

Schedule I
Prior Board Approval and Board Approval

1.             Prior Board Approval shall be required for the Company or any Subsidiary to do any of the following:

(i)            Take any action or make any decision that results in the acquisition or disposition of an Investment, other than funding of Investments pursuant to commitments previously approved by Prior Board Approval;

(ii)             Modify or waive any material term of any Investment;

(iii)            Make any Investment that requires derivation from any investment restrictions established with Board Approval;

(iv)           Enter into any transaction with a Member or an Affiliate of a Member (except as expressly permitted by this Agreement);

(v)             Make an Investment in the securities of a Member or an Affiliate of a Member;

(vi)           Enter into hedging, swaps, forward contracts or other commodities transactions;

(vii)          (A) Enter into any credit facility or other similar agreement for the incurrence of debt or issuance of debt securities or (B) materially amend, supplement or otherwise modify or waive any of the terms of such facility (including extending the maturity thereof, making a voluntary prepayment with respect thereto, entering into any forbearance arrangement or otherwise taking such action as may materially affect such credit or debt facility);

(viii)          Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any Subsidiary, Alternative Investment Vehicle or any other investment or financing vehicle, or materially modify or waive the terms thereof;

(ix)           Replace the Administrative Agent for the Company, or materially modify or waive the terms of any administrative services agreement, and approve the costs to be paid to the Administrative Agent as well as any limitations on expense reimbursement under any administrative services agreement;

(x)             Approve a Transfer of an interest in the Company where required by Article 7;

(xi)            Modify or waive any provision of this Agreement, including this Schedule I or modify the Certificate of Formation of the Company in a manner adverse to the rights of any Member under this Agreement;

(xii)           Guarantee or otherwise become liable for, the obligations of other Persons, including Portfolio Companies;

(xiii)          Materially change the business of the Company or Subsidiaries from its current business or enter into any line business other than existing or related lines of business;

Schedule I-1

(xiv)          Make, change or rescind any tax election, except as specifically provided for in Section 9.3 of this Agreement;

(xv)            Settle or compromise with respect to any tax audit, claim, deficiency notice, suit or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

(xvi)          Settle any pending or threatened litigation;

(xvii)         Incur or enter into any agreement to incur any Expense in excess of $25,000 per year;

(xviii)        Make short sales of securities; or

(xix)          Take any action or decision which pursuant to any provision of this Agreement requires Prior Board Approval.

2.             Subject to Section 1 of this Schedule I for matters requiring Prior Board Approval, Board Approval shall be required for the Company or any Subsidiary to do any of the following:

(i)              Change the name or principal office of the Company or open additional offices of the Company;

(ii)             Retain third-party agents on behalf of the Company, open accounts with third parties on behalf of the Company and designate signatures upon which withdrawals from accounts shall be made on behalf of the Company;

(iii)            Determine a period to allocate Profit or Loss among the Members pursuant to Section 4.1(b);

(iv)           Select and approve an independent certified public accountant to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year; provided that no such approval shall be required for the retention of Ernst & Young LLP as the Company’s independent certified accountant for the fiscal years ending December 31, 2020 and December 31, 2021; and

(v)            Take any action or decision which pursuant to any provision of this Agreement requires Board Approval.

For the avoidance of doubt, Prior Board Approval shall be required for all matters set forth in Section 1 of this Schedule I.

3.             Each Member and each Manager and their respective designees may, in the name and on behalf of the Company, do all things which it deems necessary, advisable or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Prior Board Approval or Board Approval, as applicable, and to administer the activities of the Company, including:

(i)              Execute and deliver all agreements, amendments and other documents and exercise and perform of all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries, Alternative Investment Vehicles and other investment and financing vehicles;

Schedule I-2

(ii)             Execute and deliver other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by Prior Board Approval or Board Approval, as applicable, or which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

(iii)            Take any and all other acts delegated to such Member or Manager by this Agreement or by Board Approval or Prior Board Approval; provided that if such acts require Prior Board Approval, such Prior Board Approval has been obtained.

Schedule I-3

Schedule II
Legal Counsel

BDCA has engaged Dechert LLP (“Dechert”) as legal counsel to the Company and BDCA. Moreover, Dechert has previously represented and/or concurrently represents the interests of the Company, BDCA and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company and BDCA in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company and/or BDCA (or any equity holder thereof) in connection with any such conflict or dispute.

Nothing in this Schedule II shall preclude the Company from selecting different legal counsel to represent it at any time in the future.

Cliffwater has engaged Proskauer Rose LLP (“Proskauer”) as legal counsel to Cliffwater, and Proskauer may represent Cliffwater and/or parties related thereto in the future. Each Member: (i) approves Proskauer’s representation of Cliffwater in the preparation of this Agreement; and (ii) acknowledges that Proskauer has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Proskauer may be precluded from representing Cliffwater (or any equity holder thereof) in connection with any such conflict or dispute.

No Member shall be deemed by virtue of this Schedule II to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Exhibit A-1

Exhibit A
Administrative and Loan Services Agreement

Exhibit A-2